                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Sonic Solutions

We consent to the incorporation by reference in the registration statement (No. 333-66187) on Form S-8 of Sonic Solutions of our report dated April 28, 2000, except as to note 11 which is as of May 4, 2000, relating to the balance sheets of Sonic Solutions as of March 31, 2000 and 1999, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 2000, and the related financial statement schedule, which report appears or is incorporated by reference in the March 31, 2000, annual report on Form 10-K of Sonic Solutions.






/S/ KPMG LLP
San Francisco, California
June 26, 2000